UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Definitive proxy statement

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Titan Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

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PLEASE DO NOT IGNORE — YOUR VOTE IS EXTREMELY IMPORTANT
VOTE TODAY
Dear Titan Stockholder:
We have called a special meeting to be held on March 2, 2020 to approve a reverse stock split as discussed in more detail in the accompanying proxy statement. We are requesting that all of our stockholders vote as soon as possible, and our board of directors (the “Board”) recommends that our stockholders vote in favor of the reverse stock split proposal.
This vote is very important because on September 19, 2019 the Company was informed that our common stock will be delisted from the Nasdaq Capital Market (“Nasdaq”) if our share price is not above $1.00 for at least 10 consecutive trading days prior to March 17, 2020. The only certain path to meeting this requirement is an Approval of the Reverse Split Proposal which enables our Board to judiciously select an appropriate reverse split ratio to meet Nasdaq’s share price requirement. Without approval of the Reverse Split Proposal, the Board will not be able to prevent the common stock from being delisted from Nasdaq, which will likely have very serious consequences for our company and our stockholders.
Your vote is important, no matter how many or how few shares you own.
Please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed voting form in the envelope provided.
If you have any questions, please call our proxy solicitor, Morrow Sodali LLC at 800-662-5200.
Sincerely,
Marc Rubin, M.D.
Executive Chairman